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                                       EXHIBIT
                                       10.2.1.1

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                                        HONDA

                                  AUTOMOBILE DEALER
                                  SALES AND SERVICE
                                      AGREEMENT

                               Danbury Auto Partnership
                                T/A FAIR HONDA #207994
                                  102 D Federal Road
                             Danbury, Connecticut  06810




                            AMERICAN HONDA MOTOR CO., INC.

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                                          A

    This is an agreement between the Honda Automobile Division, American Honda Motor Co., Inc. (American Honda) and Danbury Auto Partnership (Dealer), a(n) Partnership doing business as T/A FAIR HONDA. By this agreement, which is made and entered into at Torrance, California, effective the 5th day of October, 1995, American Honda gives to Dealer the nonexclusive right to sell and service Honda Products at the Dealership Location. It is the purpose of this Agreement, including the Honda Automobile Dealer Sales and Service Agreement Standard Provisions (Standard Provisions), which are incorporated herein by reference, to set forth the rights and obligations which Dealer will have as a retail seller of Honda Products. Achievement of the purposes of this Agreement is premised upon the mutual understanding and cooperation between American Honda and Dealer. American Honda and Dealer have each entered into this Agreement in reliance on the integrity and ability and expressed intention of each to deal fairly with the consuming public and with each other.

    For consistency and clarity, terms which are used frequently in this Agreement have been defined in Article 12 of the Standard Provisions.

                                          B

    American Honda grants to Dealer the nonexclusive right to buy Honda Products and to identify itself as a Honda dealer at the Dealership Location. Dealer assumes the obligations specified in this Agreement and agrees to sell and service effectively Honda Products within Dealer's Primary Market Area and to maintain premises satisfactory to American Honda.

                                          C

    Dealer covenants and agrees that this Agreement is personal to Dealer, to the Dealer Owner, and to the Dealer Manager, and American Honda has entered into this Agreement based upon their particular qualifications and attributes and their continued ownership or participation in Dealership Operations. The parties therefore recognize that the ability of Dealer to perform this Agreement satisfactorily and the Agreement itself are both conditioned upon the continued active involvement in or ownership of Dealer by either:

    (1.)  the following person(s) in the percentage(s) shown:
NAME                         ADDRESS              TITLE            PERCENT OF
                                                                   OWNERSHIP
DiFeo Partnership,           875 Park Ave.        Partner          70%
Inc.                         Suite 2201
                             New York, NY

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JS Two, Inc.                 585 Route 440        Partner          30%
                             Jersey City, NJ

(2.)      _________________________________________________________________, an
          individual personally owning an interest in Dealer of at least 25% and who has presented to American Honda a firm and binding contract giving to him the right and obligation of acquiring an ownership interest in Dealer in excess of 50% within five years of the commencement of Dealership Operations and being designated in that contract as Dealer operator.

                                          D

    Dealer represents, and American Honda enters into this Agreement in reliance upon the representation, that Steven A. Gall exercises the functions of Dealer Manager and is in complete charge of Dealership Operations with authority to make all decisions on behalf of Dealer with respect to Dealership Operations. Dealer agrees that there will be no change in Dealer Manager without the prior written approval of American Honda.

                                          E

    American Honda has approved the following premises as the location(s) for the display of Honda Trademarks and for Dealership Operations.

HONDA NEW VEHICLE                      PARTS AND SERVICE FACILITY
SALES SHOWROOM

102 D Federal Road                     102 D Federal Road
Danbury, Connecticut                   Danbury, Connecticut

SALES AND GENERAL OFFICES              USED VEHICLE DISPLAY
                                       AND SALES FACILITIES

102 D Federal Road                     102 D Federal Road
Danbury, Connecticut                   Danbury, Connecticut

                                          F

    There shall be no voluntary or involuntary change, direct or indirect, in the legal or beneficial ownership or executive power or responsibility of Dealer for the Dealership Operations, specified in Paragraphs C and D hereof, without the prior written approval of American Honda.

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                                          G

    Dealer agrees to maintain, solely with respect to the Dealership
Operations, minimum net working capital of $1,236,200.00, minimum owner's equity of $_____*_____, and flooring and a line or lines of credit in the aggregate amount of $1,855,000.00 with banks or financial institutions approved by American Honda for use in connection with Dealer's purchases of and carrying of inventory of Honda Products, all of which American Honda and Dealer agree are required to enable Dealer to perform its obligations pursuant to this Agreement. If Dealer also carries on another business or sells other products, Dealer's total net working capital, owner's equity and lines of credit shall be increased by an appropriate amount.

* Long Term Debt, less Real Estate Mortgages, shall not exceed a ratio of 1:1 when compared to Effective Net Worth which is defined as Total Net Worth less Total Other Assets.

                                          H

    This Agreement is made for the period beginning October 5, 1995 and ending October 31, 1996, unless sooner terminated. Continued dealings between American Honda and Dealer after the expiration of this Agreement shall not constitute a renewal of this Agreement for a term, but rather shall be on a day-to-day basis, unless a new agreement or a renewal of this Agreement is fully executed by both parties.

                                          I

    This Agreement may not be varied, modified or amended except by an instrument in writing, signed by duly authorized officers of the parties, referring specifically to this Agreement and the provision being modified, varied or amended.

                                          J

    Neither this Agreement, nor any part thereof or interest therein, may be transferred or assigned by Dealer, directly or indirectly, voluntarily or by operation of law, without the prior written consent of American Honda. Danbury Auto Partnership


Danbury Auto Partnership                         By:/s/Illegible
T/A FAIR HONDA #207994                              ---------------------
-------------------------------                     (Dealer)
   (Corporate or Firm Name)
                                                      (Corporate Seal)

AMERICAN HONDA MOTOR CO., INC.
HONDA AUTOMOBILE DIVISION

By: /s/Richard Colliver
    ---------------------------
       Richard Colliver
    Senior Vice President


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